UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 10, 2013

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Leadenhall Road

Mt. Laurel, New Jersey  08054

(Address of principal executive offices, including zip code)

(856) 917-1744

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

$1.3 Billion U.S. Fleet Vehicle Lease Conduit Financing

On July 10, 2013, Chesapeake Funding LLC (“Chesapeake”), an indirect wholly-owned subsidiary of PHH Corporation (“PHH,” the “Company,” “we” or “our”), entered into a Series 2013-2 Indenture Supplement (the “Series 2013-2 Supplement”), among Chesapeake, as issuer, PHH Vehicle Management Services, LLC (“PHH VMS”), a wholly-owned subsidiary of the Company, as administrator, JPMorgan Chase Bank N.A. (“JPMorgan”), as administrative agent, certain non-conduit purchasers, certain CP conduit purchaser groups and funding agents for the CP conduit purchaser groups as set forth therein and The Bank of New York Mellon (“BNY”), as indenture trustee, to the Amended and Restated Base Indenture, dated as of December 17, 2008 (as amended as of May 28, 2009, the “A&R Base Indenture”), between Chesapeake, as issuer, and BNY, as indenture trustee.

On July 10, 2013, Chesapeake also entered into a Series 2013-3 Indenture Supplement (the “Series 2013-3 Supplement”), among Chesapeake, as issuer, PHH VMS, as administrator, JPMorgan, as administrative agent, certain non-conduit purchasers, certain CP conduit purchaser groups and funding agents for the CP conduit purchaser groups as set forth therein and BNY, as indenture trustee, to the A&R Base Indenture.

In connection with entering into the Series 2013-2 Supplement and the Series 2013-3 Supplement, Chesapeake’s Series 2010-1 Floating Rate Asset Backed Variable Funding Investor Notes (the “Series 2010-1 Notes”) and Series 2011-1 Floating Rate Asset Backed Variable Funding Investor Notes (the “Series 2011-1 Notes”) were repaid in full.

Pursuant to the Series 2013-2 Supplement, Chesapeake may issue from time to time up to $780 million in aggregate principal amount of its Series 2013-2 Floating Rate Asset Backed Variable Funding Investor Notes (“Series 2013-2 Notes”).  Pursuant to the Series 2013-3 Supplement, Chesapeake may issue from time to time up to $520 million in aggregate principal amount of its Series 2013-3 Floating Rate Asset Backed Variable Funding Investor Notes (“Series 2013-3 Notes”).

As of July 10, 2013, unused revolving capacity under the Series 2013-2 Notes and Series 2013-3 Notes of approximately $538 million and $358 million, respectively, or approximately $896 million in the aggregate remains available under the Series 2013-2 Notes and Series 2013-3 Notes to finance the Company’s U.S. fleet vehicle leases. The revolving period for the Series 2013-2 Notes and the Series 2013-3 Notes expires on July 9, 2014, and July 10, 2015, respectively, subject to extension pursuant to the terms of the Series 2013-2 Supplement and the Series 2013-3 Supplement, respectively. Unless the revolving periods of the Series 2013-2 Notes and the Series 2013-3 Notes are otherwise extended, upon expiry, the Series 2013-2 Notes and the Series 2013-3 Notes will amortize in accordance with their respective terms and noteholders will be repaid as lease payments are received over the lease term of the vehicle leases and related assets that collateralize such notes.

The Series 2013-2 Notes and the Series 2013-3 Notes bear interest at variable rates payable monthly. The Series 2013-2 Supplement and the Series 2013-3 Supplement each incorporate by reference from the A&R Base Indenture certain customary covenants that limit Chesapeake’s ability, among other things, to incur additional indebtedness, pay dividends on or redeem or repurchase its own equity interests, make certain investments, expand into unrelated businesses and create liens. Chesapeake has the option to redeem in full the Series 2013-2 Notes and the Series 2013-3 Notes upon notice at a redemption price equal to the aggregate outstanding principal balance plus accrued and unpaid interest on such balance.

Item 8.01.                Other Events.

Renewal of RBS $500 Million Mortgage Warehouse Financing Facility

On June 21, 2013, PHH Mortgage Corporation (“PHH Mortgage”), a wholly owned subsidiary of the Company, entered into certain amendments with The Royal Bank of Scotland plc (“RBS”) to, among other things, (i) extend the term of PHH Mortgage’s $500 million mortgage warehouse financing facility with RBS for an additional 364 days (the “RBS Facility”), (ii) reduce the committed mortgage warehouse financing capacity under the facility to $250 million from $500 million in an effort to reduce the commitment and non-usage fees payable by PHH Mortgage under the RBS Facility and (iii) maintain $250 million of uncommitted mortgage warehouse financing capacity in addition to the $250 million of committed mortgage warehouse financing capacity under the RBS Facility.  As a result of the amendments, the RBS Facility is scheduled to terminate on June 20, 2014, unless terminated earlier in accordance with its terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

	By:	/s/ William F. Brown
Name: William F. Brown
Title: Senior Vice President, General Counsel & Secretary

Dated: July 16, 2013